Exhibit 99.1
FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Kenneth Krause – (724) 741-8534

MSA Safety’s Nishan J. Vartanian Elected President and Chief Operating Officer
PITTSBURGH, June 6, 2017 – Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced the election by the MSA Board of Directors of Nishan J. Vartanian to the newly-created position of President and Chief Operating Officer of the company. Mr. Vartanian, 57, had served as Senior Vice President and President of MSA’s business in the Americas since May 2015. As President and COO, Mr. Vartanian will oversee the continued implementation of the strategic initiatives across MSA’s global portfolio. With this election, William M. Lambert will continue to serve as the company’s Chairman and Chief Executive Officer.
“Nish’s election to President and Chief Operating Officer reflects the many contributions he has made to MSA over his long and successful career with the company,” said William M. Lambert, MSA Chairman and CEO. “It further indicates the confidence that I, the Board of Directors and the other officers of the company have in Nish’s ability to lead the significant initiaves necessary to drive the future performance of our organization while enhancing our productivity, processes and products on a global scale.”
Mr. Lambert noted that Mr. Vartanian’s election is part of a long-term effort to continue to develop the company’s senior leaders.
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Mr. Vartanian began his career at MSA in 1985 as a sales representative based in Atlanta, Ga. Over his 32-year career with the company he has served in a variety of capacities of increasing responsibility, including U.S. National Sales Manager; Director of North America Commercial Sales and Distribution; Director of Integration for General Monitors, the single largest acquisition in MSA’s history; Vice President and Global Business Leader for MSA’s Fixed Gas and Flame Detection business; Vice President of MSA North America; and, most recently, Senior Vice President and President, MSA Americas.
Mr. Vartanian received a bachelor’s degree in management from the University of Massachusetts, Amherst in 1983. He also serves on the governing board of The Butler County Community Development Corporation, which proactively creates an environment for private industry to create and retain jobs.

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices. With 2016 revenues of $1.15 billion, MSA employs approximately 4,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

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